Exhibit 99

Release May 27, 2009	Contact:
4:01 pm	Mark J. Sullivan
VP Sales TimePayment Corp. Tel: 781-994-4870
- TimePayment Corp. Hires New Vice President of Sales –
-Industry Veteran Joins Executive Team-
Woburn, MA— May 27, 2009 — TimePayment Corp., a subsidiary of MicroFinancial, Inc. (NASDAQ: MFI) is pleased to announce Mark Sullivan has joined as Vice President of Sales to lead its growth in microticket lease transactions.
Mark brings 25 years of experience in Banking and Leasing to TimePayment Corp. Mark said, “I am excited to join the management team of TimePayment Corp. and help grow this unique business. The recession and projected continuing tight credit markets have sharpened vendors focus on the value of immediate and accessible capital for their small business customers. The unmatched online response time, combined with experienced hands-on professionals sets TimePayment Corp. apart from more generic finance companies.”
Richard Latour, CEO of MicroFinancial said, “We are pleased that Mark has joined our management team and we feel his experience will add value as we continue to grow TimePayment’s origination business.”
About TimePayment Corp.
TimePayment Corp. (www.timepaymentcorp.com) is a subsidiary of MicroFinancial, Inc. (NASDAQ: MFI) specializing in microticket transactions from $500 to $25,000. Its use of proprietary credit models and financing programs approves new businesses across diverse markets with its broad range of available credits. With over 100 employees and a strong web presence with its TimePayment Direct leasing center, TimePayment is easily accessible to all approved vendors. Based in Woburn, Massachusetts, the company operates nationwide, including Alaska and Hawaii.
About MicroFinancial
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.

Statements in this release that are not historical facts, including statements about future dividends and growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company’s common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company’s business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.